Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM S-8

                             Registration Statement
                                      Under
                           The Securities Act of 1933
                           --------------------------

                   International Business Machines Corporation
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             (Exact name of registrant as specified in its charter)

State of New York                                            13-0871985
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(State or other jurisdiction of                              (IRS Employer
incorporation or organization)                               Identification No.)

             New Orchard Road, Armonk, New York               10504
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             (Address of Principal Executive Offices)    (Zip Code)

                    IBM Executive Deferred Compensation Plan
                     --------------------------------------
                            (Full title of the plan)

                       Andrew Bonzani, Assistant Secretary
                   International Business Machines Corporation
                    Legal Department, New Orchard Road MS 329
                             Armonk, New York 10504
                                 (914) 499-1900
                          -----------------------------
            Name, address and telephone number of agent for service)
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                CALCULATION OF REGISTRATION FEE
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Title of                     Proposed     Proposed
Each Class of                Maximum      Maximum          Amount
Securities     Amount        Offering     Aggregate        of
to be          to be         Price        Offering         Registration
registered(1)  registered    Per Unit     Price(2)         Fee
 -----------  -----------    ----------   ------------     ------------
IBM EDCP
Obligations   $600,000,000     100%       $600,000,000     $158,400

(1)The Obligations under the IBM Executive Deferred Compensation Plan (the "EDCP" or, more simply, the "Plan") are unsecured debt obligations of International Business Machines Corporation to pay deferred compensation in the future in accordance with the terms of the Plan.

(2) Estimated solely for the purpose of determining the registration fee.
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                                     Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Act"). These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the EDCP.

                                     Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Annual Report of International Business Machines Corporation ("IBM") on Form 10-K for the fiscal year ended December 31, 1999 is incorporated herein by reference. All other reports filed since December 31, 1999 by IBM pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") are also incorporated by reference. All documents filed by IBM pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed


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to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The EDCP, which Plan was formerly known as the IBM Extended Tax Deferred Savings Plan ("ETDSP"), was originally approved by the IBM Board of Directors to be effective on and after January 1, 1995. $100,000,000 of debt Obligations(sometimes referred to more simply for convenience as the "Obligations") were initially registered by IBM under Registration Statement No. 33-60237, which Registration Statement was filed with the Commission on June 15, 1995. $300,000,000 of additional debt Obligations were thereafter registered by IBM under Registration Statement 333-23315, which Registration Statement was filed with the Commission on March 14, 1997. The current $600,000,000 of debt Obligations now being registered herein pursuant to this Registration Statement are to be offered to certain eligible employees of IBM pursuant to the terms of the EDCP.

The IBM EDCP Obligations are general unsecured obligations of IBM to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of IBM, and rank "pari passu" with other unsecured and unsubordinated indebtedness of IBM from time to time outstanding. "Pari passu" is a Latin expression used in conversation by certain lawyers, accountants and other business professionals, meaning ratably or without preference.

The amount of compensation deferred by each Participant is determined in accordance with each Participant's Deferral Election Agreement under the Plan. Obligations in an amount equal to each Participant's Deferral Account (consisting of deferred amounts, IBM Matching Contributions and any appreciation or depreciation in value thereon) will be payable upon the Participant's termination or retirement if the balance of the Participant's Accounts is less than $25,000, or during the January following the calendar year of termination or retirement if the balance of the Participant's Accounts is $25,000 or more. Based on the Participant's election, balances in excess of $25,000 at retirement may be paid in installments over a period of up to 10 years.


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Under the Plan, Obligations may be linked to the investment performance of one or more of the various investment funds offered to participants in the IBM's TDSP 401(k)--formerly known as the IBM Tax Deferred Savings Plan--at the election of the Participant. Each of IBM's Obligations to a Participant(as measured in such Participant's Deferral Account) will be adjusted to reflect the investment experience of the underlying TDSP 401(k) investment fund(s), including any appreciation or depreciation thereunder.

The Obligations cannot be alienated, sold, transferred, assigned, pledged, attached, garnished, impignorated, or otherwise encumbered, and pass only to a survivor beneficiary designated under the TDSP 401(k), or by written will or the laws of descent and distribution.

The Obligations are not subject to redemption, in whole or in part, prior to the termination, retirement or death of the Participant. However, IBM reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect a Participant's right to Obligations in the amount of the Participant's Accounts as of the date of such amendment or termination.

The Obligations are not convertible into another security of IBM. The Obligations will not have the benefit of any negative pledge or any other affirmative or negative covenant on the part of IBM. Neither will the Obligations have the benefit of any lien or impignoration on any specific property of IBM. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.


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Item 5. Interests of Named Experts and Counsel.

David S. Hershberg, a Vice President and Assistant General Counsel of IBM, who has passed upon the legality of the IBM EDCP Obligations offered hereby, is eligible for participation in the Plan.

Item 6. Indemnification of Directors and Officers.

The By-Laws of IBM (Article VI, Section 6) provide the following:

"The Corporation shall, to the fullest extent permitted by applicable law as in effect at any time, indemnify any person made, or threatened to be made, a party to an action or proceeding whether civil or criminal (including an action or proceeding by or in the right of the Corporation or any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, for which any director or officer of the Corporation served in any capacity at the request of the Corporation), by reason of the fact that such person or such person's testator or intestate was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall be a contract right and shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be 'permitted' within the meaning of the first sentence hereof if it is not expressly prohibited by applicable law as in effect at any time."

The Certificate of Incorporation of IBM (Article ELEVEN) provides the following:

"Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation's directors to the Corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal."

With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (I) by a corporation


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or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases not opposed to such corporation's interest and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.

In addition, IBM maintains directors' and officers' liability insurance policies.

Item 8. Exhibits.

Exhibit Number                                          Reference
--------------                                          ---------
(4) Instruments defining the rights of security holders, including indentures

IBM Executive Deferred Compensation Plan ............... Exhibit 4

(5) Opinion re: legality

      The opinion, dated March 31, 2000, of Mr. David S. Hershberg, duly admitted to practice in the State of New York, and a Vice President and Assistant General Counsel of IBM, as to the legality of the securities registered herein ............... ................ Exhibit 5

(15) Letter re: unaudited interim financial
information.............................................. None

(23) Consents of experts and counsel

(a) Consent of PricewaterhouseCoopers LLP ............... Exhibit 23(a)

     (b)  Consent of David S. Hershberg ..... included in Exhibit 5)

(24) Powers of attorney ................................  Exhibit 24

(99) Additional Exhibits................................  None

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to


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include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of North Castle, State of New York, on the 31st day of March 2000.

                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                By: /s/ Andrew Bonzani
                              -----------------------------
                              Andrew Bonzani
                              Assistant Secretary and Senior Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature***                Title
------------                -----

Louis V. Gerstner, Jr.   Chairman of the Board of Directors and
                         Chief Executive Officer)
                         (Principal Executive   )
                         Officer)               )***
                                                )
                                                )
John R. Joyce            Senior Vice President  )
                         and Chief Financial    )
                         Officer (Principal     )
                         Financial Officer)     )***
                                                )
Mark Loughridge          Vice President and     )
                          Controller            )
                         (Principal Accounting  )
                         Officer)               )***
                                                )
Cathleen Black           Director               )***
Kenneth Chenault         Director               )***
Juergen Dormann          Director               )***
Nannerl O. Keohane       Director               )***

Minoru Makihara          Director               )***
Lucio A. Noto            Director               )***
John B. Slaughter        Director               )***
Alex Trotman             Director               )***
Lodewijk C. van Wachem   Director               )***
Charles M. Vest          Director               )***


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*** by: /s/ Andrew Bonzani
            ------------------------
            Andrew Bonzani
            Assistant Secretary and
            Senior Counsel (attorney-in fact)

      Dated: March 31, 2000


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The Plan. Pursuant the requirements of the Securities Act of 1933, the trustees
(or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Castle, State of New York, on March 31, 2000.

                          IBM Executive Deferred Compensation Plan
                          --------------------------------------
                              (Plan)

                              /s/ Donald H. Sauvigne
                                  -------------------
                                  Donald H. Sauvigne
                                  Director, U.S. Capital
                                  Accumulation Programs
                                  (Plan Administrator)


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                                  EXHIBIT INDEX

EXHIBIT NO.
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    4                 IBM Executive Deferred Compensation Plan

    5                 Opinion of David S. Hershberg, Vice
                      President and Assistant General Counsel

  23(a)               Consent of Independent Accountants

  23(b)               Consent of Counsel (included in Exhibit 5)

   24                 Powers of Attorney


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